EXHIBIT 99.1

Daktronics, Inc. Announces Fourth Quarter and Fiscal 2007 Results
Financial Highlights Include:

•	Q4 net sales exceed previously revised estimates
•	Net income meets revised estimates
•	Strong finish on orders sets stage for start of fiscal 2008
•	Full year 2007 net sales up 40 percent from prior year

Brookings, S.D. — May 30, 2007 — Daktronics, Inc. (Nasdaq — DAKT), one of the world’s largest suppliers of electronic scoreboards, computer-programmable displays, and large screen video displays and control systems, today reported fiscal 2007 fourth quarter net sales of $110.8 million, up nearly 23 percent from net sales of $90.2 million in the prior year period. Consistent with the company’s pre-release dated April, 5, 2007, fourth quarter net income was $3.5 million, or $0.09 per diluted share, compared with fiscal 2006 fourth quarter net income of $7.1 million, or $0.17 per diluted share. Backlog at the end of the fiscal 2007 fourth quarter was approximately $127 million, compared with a backlog of approximately $93 million at the end of the fourth quarter of fiscal 2006.

For the full year 2007, net sales totaled $433.2 million, a 40 percent increase from net sales of $309.4 million in fiscal 2006. Net income in fiscal 2007 totaled $24.4 million, or $0.59 per diluted share, up more than 16 percent from net income of $21.0 million, or $0.52 per diluted share, in fiscal 2006.

“We are very pleased with our overall performance in fiscal 2007,” said Jim Morgan, president and chief executive officer. “We finished the year very strong in both revenues and orders despite a slow start in the fourth quarter which caused us to revise our estimates mid-quarter. April was a great month for us as we were able to close more orders than we had expected, and manufacturing came through with an outstanding performance. We are seeing the benefits of our lean manufacturing program, which was definitely a factor in the strong finish.”

Morgan continued, “The 40 percent growth in net sales is a superb accomplishment, especially following a 34 percent net sales growth in fiscal 2006, nearly doubling our net sales over a two year span. I want to thank all of our employees for their efforts toward accomplishing this growth. It is evidence of the investments we have made in additional capacity over the past couple of years, and we also believe it is indicative of our strong position in the marketplace.

“During April, we were able to book a record level of orders in the digital billboard niche, as some orders came in earlier than we expected. We believe that we strengthened our position in this market as we added a number of customers during the quarter and improved our position with existing customers. Finally, we booked two noteworthy orders for professional hockey facilities totaling more than $15 million and an order for a collegiate football facility exceeding $9 million, demonstrating the trend of increasing order sizes at premier facilities,” continued Morgan.

Morgan added, “The ramp-up to date of our Redwood Falls facility, where we are manufacturing our Galaxy product, exceeded our expectations. We will continue to invest in that plant in the first quarter of fiscal 2008 to increase the capacity for growth we foresee in our Galaxy and our digital gas price product lines. We also made progress in shortening lead times, which we expect will have a positive effect on booking orders going forward.”

Morgan said, “Our gross profit margin was slightly less than anticipated due in part to additional warranty and inventory write downs during the quarter. We believe a gross profit margin of 30 percent is achievable in fiscal year 2008, subject to the uncertainties of mix, timing of orders, and other factors as discussed in our public filings.”

Daktronics reported that it was able to generate over $15 million in operating cash flow for fiscal 2007. Significant capital expenditures are anticipated for fiscal 2008, including completion of its new building in Brookings, information systems investments, and the addition of metal and paint capabilities in Redwood Falls. “Our Brookings and Sioux Falls factories, for the most part, have the equipment necessary to get through the year,” continued Morgan. “We are projecting capital expenditures for fiscal 2008 to total approximately $50 million. While this is down from fiscal 2007, it will still put some pressure on free cash flow generation. Long term, our goal is to increase cash flow from operations to invest in the business and to continue to provide a return to shareholders.”

Daktronics reported total operating expenses of $89.7 million for the full year fiscal 2007, a 44 percent increase from total operating expenses of $62.3 million in fiscal 2006. The rise was primarily attributable to a $13.9 million increase in year-over-year selling expenses, to $54.0 million, in order to support the higher sales levels in fiscal 2007 and the anticipated growth in fiscal 2008. General and administrative expenses totaled $20.0 million in fiscal 2007, a $9.0 million increase from the prior year.

“We remain challenged by the level of our selling and general and administrative costs which increased faster than revenues during the year. We have taken steps to address this, including implementing a cap on additions to our non-manufacturing staff through the first quarter of fiscal 2008, at which time we will reevaluate our position. We believe that we have many of the people in place to carry us through fiscal year 2008. We expect that fiscal 2008 will see operating margin improving during the year due to the steps we are taking,” continued Morgan.

Business Outlook

The company is providing financial guidance for the first quarter and fiscal 2008. Daktronics expects that net sales for the first quarter of fiscal 2008 will be in the range of $120 to $130 million and net earnings will be in the range of $0.09 to $0.16 per share. As in the past, this guidance is subject to a number of factors that could cause this to vary.

Morgan concluded, “I am excited by the momentum that we are generating as we enter fiscal 2008 and our prospects for the year. We expect that fiscal 2008 will see order growth well in excess of 15 percent. Depending on our success in winning our share of a number of large projects to be awarded during the year, our success in further penetration of the billboard market and our expansion internationally, we could see order growth well in excess of 20 percent. Due to the timing of several anticipated large projects bookings, orders may exceed sales for the year, thereby increasing backlog.”

Webcast Information

The Company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics

Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of, electronic scoreboards, computer-programmable displays, and large screen video displays and control systems. The company excels in the control of large display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in sport, business and transportation applications. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 697-4000 or toll-free (800) 843-5843 in the PlaceTypePlaceTypeUnited States or write to the company at PlaceTypePlaceType331 32nd Ave. PO Box 5128 PlaceTypeBrookings, PlaceTypeS.D. PlaceType57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events, which could materially affect company performance in the future. The Company cautions that these and similar statements involve risks and uncertainties, including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 697-4000
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
 Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Three Months Ended		Twelve Months Ended
	April 28,	April 29,	April 28,	April 29,
	2007	2006	2007	2006

Net sales	$110,787	$90,173	$433,201	$309,370
Cost of goods sold	78,408	62,637	306,604	215,296

Gross profit	32,379	27,536	126,597	94,074

Operating expenses:
Selling	15,381	10,699	54,047	40,104
General and administrative	6,421	3,198	20,008	10,983
Product design and development	4,461	3,048	15,627	11,172

	26,263	16,945	89,682	62,259

Operating income	6,116	10,591	36,915	31,815

Nonoperating income (expense):
Interest income (expense), net	(60)	496	1,086	1,702
Other income (expense), net	(615)	254	(1,219)	152

Income before income taxes	5,441	11,341	36,782	33,669
Income tax expense	1,920	4,237	12,355	12,708

Net income	$3,521	$7,104	$24,427	$20,961

Weighted average number of fully
diluted shares and common
equivalent shares	41,348	40,952	41,311	40,506

Earnings per share:
Basic	$0.09	$0.18	$0.62	$0.54

Diluted	$0.09	$0.17	$0.59	$0.52

Cash dividend paid per share	$–	$–	$0.06	$0.05

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	April 28,
	2007	April 29,
	(unaudited)	2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$2,590	$26,921
Marketable securities	—	8,310
Accounts receivable, less allowance for doubtful accounts	56,692	46,019
Inventories	45,835	31,045
Costs and estimated earnings in excess of billings	22,314	17,375
Current maturities of long-term receivables	6,831	4,476
Prepaid expenses and other	5,044	2,522
Deferred income taxes	7,897	6,213
Income taxes receivable	731	97
Rental equipment available for sale	188	286

Total current assets	148,122	143,264

Advertising rights, net	3,830	3,112
Long-term receivables, less current maturities	11,211	8,756
Investments in affiliates	8,762	582
Goodwill	4,408	2,706
Intangible and other assets	3,391	636
Deferred income taxes	—	232

	31,602	16,024

PROPERTY AND EQUIPMENT:
Land	3,275	1,223
Buildings	36,822	20,470
Machinery and equipment	38,420	22,332
Office furniture and equipment	37,520	22,926
Equipment held for rental	2,600	2,182
Demonstration equipment	5,939	4,899
Transportation equipment	6,669	4,863

	131,245	78,895
Less accumulated depreciation	45,119	38,336

	86,126	40,559

TOTAL ASSETS	$265,850	$199,847

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	April 28,
	2007	April 29,
	(unaudited)	2006

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable, bank	$24,615	$—
Accounts payable	26,094	20,506
Accrued expenses and warranty obligations	21,849	15,396
Current maturities of long-term debt and marketing obligations	1,002	491
Billings in excess of costs and estimated earnings	18,293	19,760
Customer deposits	5,857	7,777
Deferred revenue	5,333	3,849
Income taxes payable	39	555

Total current liabilities	103,082	68,334

Long-term debt, less current maturities	592	131
Long-term marketing obligations, less current maturities	473	574
Long-term warranty obligations and other payables	5,366	3,864
Deferred income taxes	2,629	1,599

	9,060	6,168

TOTAL LIABILITIES	112,142	74,502

SHAREHOLDERS' EQUITY:
Common stock	21,954	19,551
Additional paid-in capital	7,431	3,480
Retained earnings	124,469	102,381
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive	(137)	(58)

TOTAL SHAREHOLDERS' EQUITY	153,708	125,345

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$265,850	$199,847

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Years Ended
	April 28,	April 29,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$24,427	$20,961
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	13,298	8,915
Amortization	503	55
Gain on sale of property and equipment	(148)	(65)
Stock-based compensation	2,095	—
Equity in earnings and losses of investments in affiliates	2,027	—
Provision for doubtful accounts	239	281
Deferred income taxes, net	(422)	(2,421)
Change in operating assets and liabilities	(27,413)	4,191

Net cash provided by operating activities	14,606	31,917

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(58,743)	(18,919)
Cash consideration paid for investment in affiliates at equity	(13,779)	(165)
Sales (purchases) of marketable securities, net	8,309	(205)
Proceeds from sale of property and equipment	215	331

Net cash used in investing activities	(63,998)	(18,958)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid	(2,339)	(1,917)
Excess tax benefits from stock-based compensation	1,411	—
Principal payments on long-term debt	(102)	(913)
Net borrowings (payments) on notes payable	24,615	(88)
Proceeds from exercise of stock options and warrants	1,565	1,186

Net cash provided (used) in financing activities	25,150	(1,732)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(89)	(267)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(24,331)	10,960

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	26,921	15,961

CASH AND CASH EQUIVALENTS END OF PERIOD	$2,590	$26,921